SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

July 23, 2019

Date of Report (Date of Earliest Event Reported)

Brightlane Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-54027	300782905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 West Loop South, Suite 600
Houston TX	77056
(Address of principal executive offices)	(Zip Code)

(888) 468-2856

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Compensatory Arrangements of Certain Officers

On July 23, 2019, the registrant granted incentive stock options to Stephen Helm and Peter Hellwig.  Mr. Helm and Mr. Hellwig were granted the option to purchase 1,000,000 (one million) common shares at a purchase price of $0.30 per share.  These options vest on the following schedule: 333,333 common shares on July 23, 2020, 333,333 common shares on July 23, 2021, and 333,334 common shares on July 23, 2022.  The options expire on July 23, 2023 and any un-exercised options shall lapse.  In the event that either Mr. Helm or Mr. Hellwig’s employee status with the registrant or any of its subsidiaries terminates for cause or that either Mr. Helm or Mr. Hellwig decides to voluntarily terminate his employee status with the registrant, the un-exercised options shall be terminated and any vested but un-exercised options shall immediately expire and may not be exercised.

The underlying shares may not be sold, exchanged, assigned, transferred or permitted to be transferred, whether voluntarily, involuntarily or by operation of law, delivered, encumbered, discounted, pledged, hypothecated or otherwise disposed of until the underlying shares have been registered (or exempted from registration) or an opinion of counsel has been received that sets forth the basis and availability of an exemption.

Item 9.01 – Exhibits

Exhibit 99.1 – Grant of Option

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Brightlane Corp.

By:      /s/ Steve Helm

Steve Helm

Chief Executive Officer

Chief Financial Officer

Dated:  July 25, 2019